Exhibit 99.2

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,469	$31,141
Marketable securities	1,473	2,020
Accounts receivable, net of allowance for doubtful accounts	81,312	151,098
Accounts receivable from related companies	117,117	70,930
Inventories	90,585	91,015
Price risk management assets	—	6,864
Prepaid expenses and other current assets	23,509	15,686

Total current assets	342,465	368,754

PROPERTY, PLANT AND EQUIPMENT	1,232,951	1,184,373
ACCUMULATED DEPRECIATION	(444,896)	(394,451)

	788,055	789,922

DEFERRED INCOME TAX BENEFIT	2,944	2,944
GOODWILL	619,854	613,106
INTANGIBLES AND OTHER ASSETS, net	162,056	161,710

Total assets	$1,915,374	$1,936,436

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$37,189	$49,546
Accounts payable to related companies	34,908	109,143
Customer advances and deposits	94,526	70,989
Price risk management liabilities	1,966	—
Accrued insurance reserves	13,349	10,170
Accrued wages and benefits	21,315	20,657
Accrued and other current liabilities	23,092	26,961
Current maturities of long-term debt	24,076	35,265

Total current liabilities	250,421	322,731

LONG-TERM DEBT, less current maturities	60,383	77,403
OTHER NON-CURRENT LIABILITIES	2,645	2,720

COMMITMENTS AND CONTINGENCIES (Note 14)

	313,449	402,854

PARTNERS’ CAPITAL:
Limited Partners	1,601,394	1,526,276
General Partners	—	—
Accumulated other comprehensive income	531	7,306

Total partners’ capital	1,601,925	1,533,582

Total liabilities and partners’ capital	$1,915,374	$1,936,436

The accompanying notes are an integral part of these condensed combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
REVENUES:
Retail fuel	$962,258	$914,372
Wholesale fuel	6,665	5,788
Other	76,405	74,650

Total revenues	1,045,328	994,810

COSTS AND EXPENSES:
Cost of products sold - retail fuel (excluding depreciation)	587,460	519,796
Cost of products sold - wholesale fuel (excluding depreciation)	6,335	5,466
Cost of products sold - other (excluding depreciation)	14,657	15,004
Operating expenses	257,147	252,154
Depreciation and amortization	62,215	61,513
Selling, general and administrative	37,861	36,343

Total costs and expenses	965,675	890,276

OPERATING INCOME	79,653	104,534

OTHER INCOME (EXPENSE):
Affiliated interest	—	1,636
Interest expense	(6,960)	(9,458)
Losses on disposal of assets	(3,163)	(1,519)
Other, net	152	(154)

INCOME BEFORE INCOME TAX EXPENSE	69,682	95,039

Income tax expense	772	2,017

NET INCOME	68,910	93,022

Change in value of available-for-sale securities	(547)	(3,785)
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(10,100)	(7,378)
Change in value of derivative instruments accounted for as cash flow hedges	3,872	4,095

	(6,775)	(7,068)

COMPREHENSIVE INCOME	$62,135	$85,954

The accompanying notes are an integral part of these condensed combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

(unaudited)

	Limited Partners	General Partners	Accumulated Other Comprehensive Income	Total

For the nine months ended September 30, 2011
Balance, January 1, 2011	$1,526,276	$—	$7,306	$1,533,582
Contribution of units in connection with certain acquisitions	3,000	—	—	3,000
Non-cash unit-based compensation	3,208	—	—	3,208
Other comprehensive loss, net of tax	—	—	(6,775)	(6,775)
Net income	68,910	—	—	68,910

Balance, September 30, 2011	$1,601,394	$—	$531	$1,601,925

For the nine months ended September 30, 2010
Balance, January 1, 2010	$1,468,157	$—	$13,551	$1,481,708
Distributions	(110,000)	—	—	(110,000)
Non-cash unit-based compensation	3,600	—	—	3,600
Other comprehensive loss, net of tax	—	—	(7,068)	(7,068)
Net income	93,022	—	—	93,022

Balance, September 30, 2010	$1,454,779	$—	$6,483	$1,461,262

The accompanying notes are an integral part of these condensed combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,910	$93,022
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	62,215	61,513
Amortization of financed costs charged to interest	264	402
Provision for losses on accounts receivable	3,493	3,591
Losses on disposal of assets	3,163	1,519
Non-cash unit-based compensation expense	3,208	3,600
Other non-cash	(179)	—
Changes in operating assets and liabilities, net of effect of acquisitions (see Note 4):	1,810	94,600

Net cash provided by operating activities	142,884	258,247

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(27,121)	(7,219)
Capital expenditures	(42,964)	(46,116)
Proceeds from the sale of assets	3,658	4,301

Net cash used in investing activities	(66,427)	(49,034)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	365	1,974
Proceeds from related company borrowings	124,444	89,653
Principal payments on debt	(33,049)	(50,670)
Principal payments on related company debt	(170,889)	(136,965)
Distributions to partners	—	(110,000)

Net cash used in financing activities	(79,129)	(206,008)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,672)	3,205
CASH AND CASH EQUIVALENTS, beginning of year	31,141	43,894

CASH AND CASH EQUIVALENTS, end of year	$28,469	$47,099

The accompanying notes are an integral part of these condensed combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per unit data)

(unaudited)

1.	OPERATIONS AND ORGANIZATION:

Business Operations

Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan L.P.”) are both Delaware limited partnerships. HOLP and Titan Propane LLC (“Titan”), a wholly-owned subsidiary of Titan L.P., sell propane and propane-related products to residential, commercial, industrial, and agricultural customers in the United States. HOLP is also a wholesale propane supplier in the United States.

Energy Transfer Partners, L.P. (“ETP”) owns a 100% limited partner interest in HOLP and Energy Transfer Partners, GP, L.P. (“ETP GP”) is the General Partner of HOLP with a 0.0% economic interest. ETP owns a 99.99% limited partner interest and a 0.01% general partner interest in Titan L.P. Titan Energy GP, LLC is the General Partner of Titan L.P. Energy Transfer Equity, L.P. (“ETE”) owns ETP GP and approximately 25% of the limited partner units of ETP.

The accompanying condensed combined financial statements include the accounts and operations of HOLP and Titan L.P. and their respective wholly-owned subsidiaries as follows:

HOLP

•

Heritage Service Corp. - manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

•	Heritage Energy Resources, L.L.C. (“HER”) - buys and sells financial instruments related to natural gas liquids (“NGLs”).

Titan L.P.

•	Titan – manages the operational activities for Titan L.P.

•

Titan Propane Services, Inc. - manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

HOLP and Titan L.P. and their subsidiaries are collectively referred to in this report as “we”, “us”, “propane operations” or the “Propane Partnerships”.

Preparation of Interim Financial Statements

The accompanying condensed combined balance sheet as of December 31, 2010, which has been derived from audited financial statements, and the unaudited interim condensed combined financial statements and notes thereto of the Propane Partnerships as of September 30, 2011 and for the nine month periods ended September 30, 2011 and 2010, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim consolidated financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by GAAP for complete consolidated financial statements. However, management believes that the disclosures made are adequate to make the information not misleading. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year due to the seasonal nature of the Propane Partnerships’ operations, maintenance activities and the impact of forward natural gas prices and differentials on certain derivative financial instruments that are accounted for using mark-to-market accounting. Management has evaluated subsequent events through the date the financial statements were issued.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the condensed combined financial position of the Propane Partnerships as of September 30, 2011, and the Propane Partnerships’ results of operations and cash flows for the nine months ended September 30, 2011 and 2010. The unaudited interim condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto of the Propane Partnerships’ audited financial statements for the year ended December 31, 2010.

Principles of Consolidation and Combination

The condensed combined financial statements of the Propane Partnerships include the accounts of their subsidiaries. All significant inter-company transactions and accounts have been eliminated in consolidation and combination.

2.	ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Some of the significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in goodwill and trademark impairment tests, market value of inventory and contingency reserves. Actual results could differ from those estimates.

3.	SIGNIFICANT ACQUISITIONS:

2011

During the period ended September 30, 2011, we acquired substantially all of the assets of eight propane businesses. The aggregate purchase price for these acquisitions totaled $36,065, which included $26,548 of cash paid, net of cash acquired, liabilities assumed of $6,180 and 66,499 ETP Common Units issued valued at $3,000. During the period ended September 30, 2011, we also recorded $337 of gains on bargain purchases for 2011 acquisitions and paid cash of $573 related to purchase price holdbacks from 2010 acquisitions. The cash paid for acquisitions was derived primarily from our operating cash flows. The operations of the acquired businesses have been included in the statement of operations from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2011 acquisitions described above, net of cash acquired:

Acquisitions (Aggregated)
Accounts receivable	$1,650
Inventories	700
Prepaid expenses and other current assets	26
Property, plant, and equipment	16,824
Intangible assets	10,117
Goodwill	6,748

Total assets acquired	36,065

Customer advances and deposits	511
Accrued and other current liabilities	1,680
Long-term debt	3,989

Total liabilities assumed	6,180

Net assets acquired	$29,885

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (5 to 10 years)	$746
Customer lists (15 years)	7,476
Non-amortizable intangible assets - Trademarks	1,895

Total intangible assets	10,117

Goodwill	6,748

Total intangible assets and goodwill acquired	$16,865

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

The allocation of the purchase price of certain acquisitions is based on preliminary data and could change when final valuations are completed. Changes to final asset valuation of prior year acquisitions have been included in our condensed combined financial statements, but are not material.

4.	CASH AND CASH EQUIVALENTS:

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

The net change in operating assets and liabilities (net of effects of acquisitions) included in cash flows from operating activities is comprised as follows:

	Nine Months Ended September 30,
	2011	2010
Accounts receivable	$67,944	$65,369
Accounts receivable from related companies	258	1,343
Inventories	1,130	6,733
Prepaid expenses and other current assets	(7,800)	(4,249)
Intangibles and other assets	2,142	162
Accounts payable	(12,046)	(26,011)
Accounts payable to related companies	(74,234)	25,650
Customer advances and deposits	23,026	23,123
Business insurance reserve	3,179	(661)
Accrued wages and benefits	659	4,200
Accrued and other current liabilities	(4,974)	(3,881)
Other non-current liabilities	(118)	—
Price risk management assets and liabilities, net	2,644	2,822

Net change in operating assets and liabilities, net of effects of acquisitions	$1,810	$94,600

Non-cash financing activities and supplemental disclosure of cash flow information are as follows:

	Nine Months Ended September 30,
	2011	2010
NON-CASH FINANCING ACTIVITIES:
Long-term debt assumed and noncompete agreement notes payable issued in acquisitions	$4,166	$618

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Contribution of assets from parent in connection with certain acquisitions	$3,000	$—

5.	ACCOUNTS RECEIVABLE:

Accounts receivable consisted of the following:

	September 30, 2011	December 31, 2010
Accounts receivable	$87,889	$157,507
Less – allowance for doubtful accounts	(6,577)	(6,409)

Total, net	$81,312	$151,098

The activity in the allowance for doubtful accounts during the nine months ended September 30, 2011 consisted of the following:

Balance, December 31, 2010	$6,409
Accounts receivable written off, net of recoveries	(3,325)
Provision for loss on accounts receivable	3,493

Balance, September 30, 2011	$6,577

The allowance for doubtful accounts reflects management’s assessment of the realizability of customer accounts, based on the overall creditworthiness of our customers and any specific disputes.

6.	INVENTORIES:

Inventories consisted of the following:

	September 30, 2011	December 31, 2010
Propane	$75,085	$76,341
Appliances, parts and fittings and other	15,500	14,674

Total inventories	$90,585	$91,015

7.	PROPERTY, PLANT AND EQUIPMENT:

Components and useful lives of property, plant and equipment were as follows:

	September 30, 2011	December 31, 2010
Land and improvements	$68,621	$66,963
Buildings and improvements (20 to 40 years)	80,157	75,153
Bulk storage, equipment and facilities (5 to 30 years)	203,707	193,664
Tanks and other equipment (10 to 30 years)	640,525	623,126
Vehicles (3 to 20 years)	173,615	165,173
Furniture and fixtures (3 to 10 years)	33,967	28,729
Other (10 years)	9,127	8,149

	1,209,719	1,160,957
Less – Accumulated depreciation	(444,896)	(394,451)

	764,823	766,506
Plus – Construction work-in-process	23,232	23,416

Property, plant and equipment, net	$788,055	$789,922

We recognized the following amounts of depreciation expense for the periods presented:

	Nine Months Ended September 30,
	2011	2010

Depreciation expense	$54,663	$54,069

8.	GOODWILL:

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Our annual impairment test is performed as of August 31. No goodwill impairments were recorded for the periods presented in these condensed combined financial statements.

Changes in the carrying amount of goodwill were as follows:

Balance, December 31, 2010	$613,106
Goodwill acquired	6,748

Balance, September 30, 2011	$619,854

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be retrospectively adjusted when the purchase price allocation is finalized.

Recently Issued Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”), which simplifies how entities test goodwill for impairment. ASU 2011-08 give entities the option, under certain circumstances, to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether further impairment testing is necessary. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011. We do not expect adoption of this standard will materially impact our financial position or results of operations.

9.	INTANGIBLES AND OTHER ASSETS:

Components and useful lives of intangibles and other assets were as follows:

	September 30, 2011		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Noncompete agreements (3 to 15 years)	$16,001	$(7,900)	$21,165	$(11,888)
Customer lists (15 to 30 years)	112,285	(43,873)	104,802	(38,250)

Total amortizable intangible assets	128,286	(51,773)	125,967	(50,138)

Non-amortizable assets - Trademarks	79,345	—	77,445	—

Total intangible assets	207,631	(51,773)	203,412	(50,138)

Other long-term assets:
Financing costs (5 to 20 years)	755	(380)	3,822	(3,182)
Other	5,823	—	7,796	—

Total intangible and other assets	$214,209	$(52,153)	$215,030	$(53,320)

Aggregate amortization expense of intangible and other assets was as follows:

	Nine Months Ending September 30,
	2011	2010

Reported in depreciation and amortization	$7,552	$7,444

Reported in interest expense	$264	$402

Estimated aggregate amortization expense for the next five years is as follows:

Years Ending December 31:
2012	$9,566
2013	9,113
2014	8,649
2015	8,086
2016	7,289

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually as of August 31, or more frequently if circumstances dictate. No impairment of intangible assets was required during the periods presented in these condensed combined financial statements.

10.	ACCRUED AND OTHER CURRENT LIABILITIES:

Accrued and other current liabilities consisted of the following:

	September 30,	December 31,
	2011	2010
Interest payable	$1,087	$1,271
Deferred tank rent	9,879	12,191
Taxes other than income taxes	8,336	10,479
Income taxes payable	394	975
Other	3,396	2,045

Total accrued and other current liabilities	$23,092	$26,961

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Assets and liabilities from liquids marketing and price risk management assets and liabilities are recorded at fair value.

Based on the estimated borrowing rates currently available to us for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our debt obligations as of September 30, 2011 was $93,096 and $84,459, respectively. As of December 31, 2010 the aggregate fair value and carrying amount of long-term debt was $125,372 and $112,668, respectively.

We have marketable securities and commodity derivatives that are accounted for as assets and liabilities at fair value in our condensed combined balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter (“OTC”) commodity derivatives entered into directly with third parties as Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Level 3 valuations include significant unobservable inputs. We currently do not have any fair value measurements that are considered Level 3 valuations.

The following table summarizes the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of September 30, 2011 and December 31, 2010 based on inputs used to derive their fair values:

		Fair Value Measurements at September 30, 2011 Using			Fair Value Measurements at December 31, 2010 Using
Description	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)

Assets
Marketable Securities	$1,473	$1,473	$—	$2,020	$2,020	$—
Commodity Derivatives	221	—	221	6,971	—	6,971

Liabilities
Commodity Derivatives	(2,202)	$—	$(2,202)	(29)	$—	$(29)

	$(508)	$1,473	$(1,981)	$8,962	$2,020	$6,942

12.	LONG-TERM DEBT:

Our debt obligations consist of the following:

	September 30, 2011	December 31, 2010
HOLP Senior Secured Notes	$73,313	$103,128
Other Long-Term Debt:
Notes payable on noncompete agreements	9,933	7,935
Other	1,213	1,605

	84,459	112,668
Current maturities of long-term debt	(24,076)	(35,265)

	$60,383	$77,403

HOLP Senior Secured Notes

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure the HOLP Senior Secured, Medium Term, and Senior Secured Promissory Notes (collectively, the “HOLP Senior Secured Notes”). Interest is paid quarterly or semi-annually and principal payments are made in annual installments through 2020 except for a one-time payment of $16.0 million due in 2013.

HOLP Credit Facility

HOLP previously had a $75,000 Senior Revolving Facility (the “HOLP Credit Facility”) available through June 30, 2011. As of December 31, 2010, the HOLP Credit Facility had no outstanding balance in revolving credit loans and outstanding letters of credit of $500. The amount available for borrowing as of December 31, 2010 was $74,500. The HOLP Credit Facility was terminated in February 2011.

The Propane Partnerships will meet future liquidity needs through affiliated loans from ETP.

Covenants Related to Agreements

The agreements related to the HOLP Senior Secured Notes were amended in February 2011 to revise the financial covenants and to allow for affiliated loans from ETP on a subordinated basis. The amended agreements contain customary restrictive covenants including the maintenance of financial covenants and limitations on substantial disposition of assets, changes in ownership, the level of additional indebtedness and creation of liens.

Failure to comply with the various restrictive and affirmative covenants of the amended note agreements related to the HOLP Senior Secured Notes could require us to pay debt balances prior to scheduled maturity and could negatively impact our ability to incur additional debt.

We were in compliance with all requirements, tests, limitations and covenants related to our debt agreements for HOLP’s Senior Secured Notes as of September 30, 2011.

13.	PARTNERS’ CAPITAL AND UNIT-BASED COMPENSATION PLANS:

Quarterly Distributions of Available Cash

HOLP’s and Titan L.P.’s partnership agreements, as amended, require the Propane Partnerships to distribute all of their Available Cash to their Limited Partners and their General Partner within forty-five days following the end of each fiscal quarter. The term Available Cash generally means, with respect to any of our fiscal quarters, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by the General Partner in its sole discretion to provide for the proper conduct of our businesses, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. For the nine months ended December 31, 2010, distributions totaling $110,000 were made by HOLP, and no distributions were made by Titan L.P. No distributions were made by HOLP or Titan L.P. during the nine months ended September 30, 2011.

Accumulated Other Comprehensive Income

The following table presents the components of accumulated other comprehensive income (“AOCI”), net of tax:

	September 30, 2011	December 31, 2010
Unrealized gains on available-for-sale securities	$371	$918
Net gains on commodity related hedges	160	6,388

Total AOCI, net of tax	$531	$7,306

Unit-Based Compensation Plan Award Activity

During the nine months ended September 30, 2011, employees were granted a total of 5,000 unvested awards with five-year service vesting requirements. The weighted average grant-date fair value of these awards was $52.54 per unit. During the nine months ended September 30, 2011, 39,486 units were forfeited. The weighted average grant-date fair value of these awards was $41.49. As of September 30, 2011, a total of 329,831 unit awards remain unvested, including the new awards granted during the period. We expect to recognize a total of $6,349 in compensation expense over a weighted average period of 1.6 years related to unvested awards.

14.	COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

Commitments

We have entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2034. Rental expense under these operating leases has been included in operating expenses in the condensed combined statements of operations and comprehensive income and totaled approximately $3,659 and $3,753 for the nine months ended September 30, 2011 and 2010, respectively.

The propane operations have an agreement with Enterprise Products Partners L.P. (together with its subsidiaries “Enterprise”) (see Note 17) to supply a portion of our propane requirements. The agreement will continue until March 2015 and includes an option to extend the agreement for an additional year.

In connection with the sale of MP Oils in October 2007, HOLP executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015 at market prices plus a nominal fee.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

We are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation as well as any expected insurance recoverable amounts related to the contingency. As of September 30, 2011 and December 31, 2010 accruals of approximately $13,349 and $10,170, respectively, were reflected on our condensed combined balance sheets related to these contingent obligations. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

No amounts have been recorded in our September 30, 2011 or December 31, 2010 condensed combined balance sheets for contingencies and current litigation, other than amounts disclosed herein.

Environmental Matters

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites, on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our September 30, 2011 or December 31, 2010 condensed combined balance sheets. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

In July 2001, HOLP acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.

In connection with the purchase of Titan Energy Partners, L.P., we took, through Titan Propane, LLC, an economic interest in SYN, Inc. (“SYN”), an entity in Chapter 7 bankruptcy proceedings (initiated in 2005 by legacy Titan management) in New York.

Our research and investigation indicates that SYN is the beneficial holder (legal title does not appear to have been perfected as to any of the properties in question) of title to three former manufactured coal gas plants located in Bennington, Vermont; Claremont, New Hampshire; and Chestertown, Maryland. It appears that Titan’s predecessor, Cornerstone Propane Partners, LP, collapsed several entities which held title to properties contributed to the formation of Cornerstone Propane Partners, LP, by the owners of Synergy Gas, one of the privately held entities that contributed their assets to form Cornerstone Propane Partners, L.P., as part of Cornerstone’s formation and eventual public offering.

The site in Bennington, Vermont was used from approximately the late 1980s through approximately 2004 as a retail propane facility. In 2004, the property was abandoned. The property has remained vacant since that time. Although it appears that monitoring wells were installed at the property by the prior owners, an inspection of the property in 2007 revealed the wells to be capped and inactive. The nature and extent of the contamination at the property is therefore unknown.

The Claremont, New Hampshire site was operated at a coal gas plant which serviced the entire town, which was a largely industrialized (mill) town in the late 1800s and early 1900s. A partially-destroyed brick building and the remains of a large coal tar holding tank remain at the property. The property, which abuts the Sugar River, is contaminated with coal tar and coal tar derivatives. A retail propane facility operated at the property in during the time period of 1970 – 1980 but public records indicate that the site has been abandoned and unused since the late 1980s. In 2008, the City of Claremont partially dammed the Sugar River upstream of the site in order to lower the water level in connection with the improvement of the riverbed. The lowering of the water level reduced the hydrostatic pressure against the river side of the site, allowing coal tar to escape and migrate into the river. Containment work was successfully completed and the Sugar River returned to its normal level in late 2008. No additional releases have been reported.

As with the other sites, the Chestertown site is a former coal gas plant used as a retail propane facility that was found to have coal tar contamination at the approximate on-half acre site. We have agreed to further explore delineation of the coal tar contamination at the site itself and the ash pit contamination on the adjacent wetlands, which are environmentally stable.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in clean-up technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of September 30, 2011 and December 31, 2010, accruals on an undiscounted basis of $2,602 and $2,720, respectively, were recorded in our condensed combined balance sheets as other non-current liabilities related to environmental matters. This accrual is to cover future legal costs and any clean-up costs and settlement of the environmental matters related to the three former coal gas plants. Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for clean-up costs.

Environmental regulations were recently modified for the EPA Spill Prevention, Control and Countermeasures program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.

Our operations are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”), and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states, these laws are administered by state agencies, and in others, they are administered on a municipal level. With respect to the transportation of propane by truck, we are subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We believe that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

15.	ASSETS AND LIABILITIES FROM LIQUIDS MARKETING:

HER buys and sells derivative instruments that are not designated as accounting hedges. The types of contracts we utilize in our liquids marketing operation include energy commodity forward contracts traded on OTC financial markets. These forward contracts are marked-to-market and recorded as an asset or liability on the condensed combined balance sheets in prepaid expenses and other current assets or accrued and other current liabilities and recorded net in other revenue on the condensed combined statements of operations and comprehensive income. Changes in the assets and liabilities from the liquids marketing activities result primarily from changes in the market prices, newly originated transactions, and the timing and settlement of contracts. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on management’s assessment of anticipated market movements. As of September 30, 2011, there were no unbalanced positions and the net fair value of financial instruments related to liquids marketing activities was an asset of $27. These contracts will mature during the remainder of 2011. As of December 31, 2010, we had a net long position of 420,000 gallons of propane with a net fair value asset of $78. These contracts matured during the nine months ended September 30, 2011.

Summary of Derivative Gains and Losses

The following represents HER’s derivative activity recognized in net income:

	Nine Months Ended September 30,
	2011	2010
Commodity-related
Unrealized trading gains (losses) recognized in other revenue	$(51)	$406
Realized trading gains recognized in other revenue	745	1,503

16.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

We are exposed to market risks related to the volatility of propane prices. Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, Titan may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, Titan may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales. These contracts are recorded at fair value in the condensed combined balance sheets.

The following table details the outstanding commodity-related derivatives as of September 30, 2011 and December 31, 2010:

	September 30, 2011		December 31, 2010
	Notional Volume	Maturity	Notional Volume	Maturity
Mark-to-Market Derivatives
Forwards/Swaps (Gallons)	52,668,000	2011-2012	1,974,000	2011

Cash Flow Hedging Derivatives
Forwards/Swaps (Gallons)	—	—	32,466,000	2011

We discontinued cash flow hedge accounting during the quarter ended September 30, 2011; therefore, our commodity-related derivatives are currently accounted for using mark-to-market accounting. The $160 of unrealized gains remaining in AOCI will be reclassified into earnings over the next twelve months.

The following table provides a balance sheet overview of the derivative assets and liabilities as of September 30, 2011 and December 31, 2010:

	Fair Value of Derivative Instruments		Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Derivatives designated as hedging instruments:
Commodity derivatives	$—	$6,589	$—	$—

Derivatives not designated as hedging instruments:
Commodity derivatives	$77	$275	$(2,086)	$—

The commodity derivatives are recorded in price risk management assets/liabilities on the condensed combined balance sheets.

The following tables summarize the amounts recognized with respect to our derivative financial instruments for the periods presented:

	Change in Value Recognized in OCI on Derivatives (Effective Portion)
	Nine Months Ended September 30,
	2011	2010
Derivatives in cash flow hedging relationships:
Commodity derivatives	$3,872	$4,095

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
		Nine Months Ended September 30,
		2011	2010
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$(9,834)	$(7,378)

	Location of Gain/(Loss) Reclassified from AOCI into Income (Ineffective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income on Ineffective Portion
		Nine Months Ended September 30,
		2011	2010
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$(266)	$—

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Nine Months Ended September 30,
		2011	2010
Derivatives not designated as hedging instruments:
Commodity derivatives	Cost of products sold	$(1,898)	$(237)

We recognized $2,559 and $3,348 of unrealized losses on commodity derivatives not in cash flow hedging relationships (including the ineffective portion of commodity derivatives in cash flow hedging relationships) for the nine months ended September 30, 2011 and 2010, respectively.

17.	RELATED PARTY TRANSACTIONS:

ETP allocates administration expenses to its operating partnerships using the Modified Massachusetts Formula Calculation (“MMFC”). The amounts allocated to propane operations for the nine months ended September 30, 2011 and 2010 were $12,960 and $13,609, respectively.

Enterprise is considered a related party to us due to Enterprise’s holdings of outstanding common units of ETE. We routinely buy and sell product with Enterprise. The following table presents sales of propane to and purchases of propane from affiliates of Enterprise:

	Nine Months Ended September 30,
	2011	2010

Sales	$10,613	$11,228

Purchases	328,830	276,821

As of September 30, 2011 and December 31, 2010, HER had no outstanding forward mark-to-market derivatives with Enterprise.

As of September 30, 2011 and December 31, 2010, Titan had forward mark-to-market derivatives for 52,668,000 and 1,722,000 gallons of propane at a fair value liability of $2,009 and a fair value asset of $205, respectively, with Enterprise. In addition, as of December 31, 2010, Titan had forward derivatives accounted for as cash flow hedges of 32,466,000 gallons of propane at a fair value asset of $6,589 with Enterprise. We discontinued cash flow hedge accounting during the quarter ended September 30, 2011; therefore, all of our forward derivatives are currently accounted for using mark-to-market accounting. Our forward derivatives are settled on a net basis with Enterprise.

The following table summarizes the related party balances on our condensed combined balance sheets:

	September 30, 2011	December 31, 2010
Accounts receivable from related parties:
Enterprise	$222	$2,327
ETP	116,846	68,603
ETE	49	—

Total accounts receivable from related parties	$117,117	$70,930

Accounts payable to related parties:
Enterprise	$19,632	$22,985
ETP	13,267	86,158
Energy Transfer Company	2,009	—

Total accounts payable to related parties	$34,908	$109,143

For cash management purposes, Titan’s excess cash is swept to ETP on a daily basis. If cash is not available to meet daily operational cash requirements, ETP advances funds back to Titan. This net activity is included in accounts receivable from related parties for ETP at September 30, 2011 and December 31, 2010. Affiliated interest income related to these transactions for the nine months ended September 30, 2010 was $1,636. ETP determined it was no longer necessary to record affiliated interest related to these transactions and therefore no affiliated interest was incurred during 2011.

Accounts payable to related parties for ETP at September 30, 2011 and December 31, 2010 primarily consists of certain costs incurred by ETP on our behalf, such as, business insurance expenses, employee health insurance expenses and administration expenses as discussed above.

18.	SUBSEQUENT EVENTS:

In October 2011, ETP entered into an agreement with AmeriGas Partners, L.P. (“AmeriGas” or “APU”) to contribute our propane operations to AmeriGas in exchange for consideration of approximately $2.9 billion. The consideration consists of $1.5 billion in cash and common units of AmeriGas valued at approximately

$1.3 billion at the time of the execution of the agreement, plus the assumption of certain liabilities of our propane operations. Following the transaction, ETP will own approximately 34% of the common units of APU and has committed to retain those units until at least 2013. The transaction is subject to customary closing conditions, including the approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Management has evaluated subsequent events through November 21, 2011, the date the financial statements were available to be issued.